Exhibit 99.1
XēDAR Corporation Announces 2nd Quarter Numbers;
EBITDA Positive for July

DENVER, CO – August 18, 2008.  XeDAR Corporation (OTCBB: XDRC) (the "Company") provides homeland security consulting and IT services to the Departments of Homeland Security and Defense, as well as agencies of the nation’s Intelligence Community and the U.S. Military.  In addition to announcing second-quarter results recently, the Company indicated that in July the Company attained a positive EBITDA (earnings before interest, taxes, depreciation and amortization, and further adjusted for equity payments and goodwill impairment charges, which are non-cash expenses).

During the first half of 2008, we rationalized numerous redundancies in three subsidiary companies to increase efficiencies, particularly in sales, operations, and technology development.  First half results also reflect costs associated with initiating a multi-year, multi-million dollar geospatial-imaging project to map parts of the nation's major urban areas including critical infrastructure.  Revenues and EBITDA for July suggest that the results of these numerous first half activities are starting to bear fruit, the efficiencies sought are being captured, and XeDAR is striving for an EBITDA-positive second-half of 2008.

Our EBITDA for July 2008 was $184,000.  We reconcile EBITDA to the July 2008 net loss as:

EBITDA	$184,000
Interest expense	(20,000)
Depreciation	(197,000)
Equity compensation	(13,000)
Net loss	(46,000)

We believe that the disclosure of EBITDA is important because it more closely indicates the state of our cash flows than the net profit or loss, which is impacted by significant amortization expenses that are associated with acquired intangible assets.

To discuss these results and to address how they affect the overall business strategy, XeDAR management has scheduled the Company’s first-ever conference call for shareholders.  The call is set for August 21, 2008 at 2 p.m. Eastern (11a.m. Pacific) and is intended to facilitate continued clear communication about the Company’s fiscal year-to-date results and the progress it’s making on several fronts.  To participate on the call, dial 1-877-440-5785 approximately 10 minutes prior to the starting time (when prompted for a confirmation code, please dial 5327433).

For those shareholders who are unable to participate at the time of the call, a replay of the entire conference call will be made available two hours after its conclusion and for five business days following the call; dial 1-877-440-5785 and when prompted, enter the confirmation code 5327433).  The text of the call will also be archived on the Investor Relations page of the XeDAR website (www.xedarinc.com).

About Xedar Corporation
Xedar Corporation provides strategic consulting, systems analysis, predictive modeling, digital imaging, and geospatial data analysis tools and services to the Department of Homeland Security, the Department of Defense and other national intelligence agencies, as well as commercial clients.

Forward-Looking Statements
The statements included in this news release, other than statements of historical fact, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “seek,” or “believe.” These forward-looking statements, which are subject to risks, uncertainties, and assumptions, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied by the forward looking statements, including, but not limited to: (1) integration of operations as we acquire companies and (2) our ability to win additional government business based on the expertise of the combined companies. In particular, you should consider the risks outlined under the heading "Risk Factors" in our most recent Annual Report on Form 10-KSB. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not rely upon forward-looking statements as predictions of future events. These forward-looking statements apply only as of the date of this news release; as such, they should not be unduly relied upon as circumstances change. Except as required by law, we are not obligated, and we undertake no obligation, to release publicly any revisions to these forward-looking statements that might reflect events or circumstances occurring after the date of this report or those that might reflect the occurrence of unanticipated events.

Contact Information:

Capital Group Communications, Inc. (“CGC”)
Mark Bernhard
Direct 415-332-7200
xedar@capitalgc.com
www.capitalgc.com